Exhibit 10.37

AMENDED AND RESTATED PROMISSORY NOTE

$38,000,000	October 20, 2010

RECITALS

A.                                    Payee (hereinafter defined) is the owner and holder of a Loan Agreement dated as of June 20, 2006 (as previously amended or modified, the “Original Loan Agreement”), by and between Waipouli Owner, LLC, a Delaware limited liability company (“Original Maker”) and Morgan Stanley Mortgage Capital Inc. (“Original Payee”) and an Amended and Restated Promissory Note dated as of August 15, 2006 in the original principal amount of $43,200,000.00 (the “Original Note”) from Original Maker to Original Payee, evidencing a Loan in the original principal amount of $43,200,000 (the “Original Loan”).  As of the date hereof, the outstanding principal balance of the Original Note is $43,200,000.00.

B.                                    As a condition for Maker (as defined below) agreeing to assume the Original Loan, Payee reduced the outstanding principal balance of the Original Loan to $38,000,000 (the “Loan”) prior to Maker’s assumption of the Loan, Maker and Payee are amending and restating the Original Loan Agreement (as amended and restated, the “Loan Agreement”), and Maker and Payee wish to amend and restate the indebtedness evidenced by the Original Note to memorialize the current outstanding indebtedness of the Loan and to modify certain obligations with respect to the Loan.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Payee agree to amend and restate the Original Note in its entirety as follows:

1.                                      The execution and delivery of this Amended and Restated Promissory Note (hereinafter, this “Note”, which term shall be construed to include all future extensions, renewals, modifications, consolidations, substitutions, replacements, restatements and increases thereof) is not intended to constitute a novation of the Original Note nor impair or modify the priority of any security document executed in connection therewith.  This Note (as the same may be extended, renewed, modified, consolidated, substituted, replaced, restated and increased) shall continue to be secured by the security documents executed in connection with the Loan (including, without limitation, the Mortgage).

2.                                      The terms, provisions and obligations contained in the Original Note are hereby amended and restated in their respective entireties to read as follows:

FOR VALUE RECEIVED, KAUAI COCONUT BEACH, LLC, a Delaware limited liability company, having an address at c/o Behringer Harvard Kauai Hotel, LLC, 15601 Dallas Parkway, Suite 600, Addison Texas 75001 (“Maker”), hereby promises to pay to the order of WELLS FARGO BANK, N.A., AS TRUSTEE FOR THE MORGAN STANLEY CAPITAL I INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-XLF, having an address at c/o Midland Loan Services, Inc., 10851 Mastin, Suite 300, Overland Park, Kansas 66210  (together with its successors and assigns “Payee”) or at such place as the holder hereof may from time to time designate in writing, the principal sum of

Thirty Eight Million Dollars and No Cents ($38,000,000) (the “Principal”), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as follows:

A.                                    On the date hereof, a payment of interest on this Note from the date hereof through and including November 14, 2010.

B.                                    On December 9, 2010 and each Payment Date thereafter through and including the Maturity Date, Maker shall pay monthly installments of interest for the Interest Period during which such Payment Date occurs, calculated at the Interest Rate, on the Principal balance of this Note.

C.                                    The balance of the Principal sum of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.  If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Maker shall also pay interest that would have accrued on such repaid Principal through and including the end of the then current Interest Period.

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings given in the Loan Agreement dated the date hereof between Maker and Payee.  The following terms have the meanings set forth below:

Applicable Spread:  Ninety-five hundredths percent (0.95%).

Business Day:  any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Default Rate:  a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate, compounded monthly.

First Extended Maturity Date:  First Extended Maturity Date:  May 9, 2017.

Initial Maturity Date:  November 9, 2015.

Interest Period:  each period from the 15th day of each calendar month through the 14th day of the following calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.  The first Interest Period hereunder shall commence October 15, 2010 and shall end November 14, 2010.

Interest Rate:  for any Interest Period, the Applicable Spread plus LIBOR for such Interest Period (or, when applicable pursuant to this Note or any other Loan Document, the Default Rate).

LIBOR:  with respect to any Interest Period, a floating interest rate per annum (rounded upwards to the next 1/16 of 1%) equal to the rate for U.S. dollar deposits with one month maturities which appears on Telerate Page 3750 as of 11:00 am, London time on the related Determination Date; provided, however, that if such rate does not appear on Telerate

Page 3750, “LIBOR” shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Loan, and with one month maturities, are offered in immediately available funds in the London Interbank Market to the London office of National Westminster Bank, Plc by leading banks in the Eurodollar market at 11:00 a.m., London time.  “Telerate Page 3750” means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association interest settlement rates for U.S. Dollar deposits).  Any LIBOR determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed by such Service.  For purposes hereof, (i) “Determination Date” shall mean, with respect to any Interest Period, the date which is two Eurodollar Business Days prior to the commencement of such Interest Period; and (ii) “Eurodollar Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of London, England or New York, New York are closed for interbank or foreign exchange transactions.

Maturity Date:  the date on which the final payment of Principal of this Note becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Payment Date:  the 9th day of each calendar month (or, if such day is not a Business Day, the Payment Date shall be the first Business Day immediately preceding such day).

Stated Maturity Date: the Initial Maturity Date, as the same may be extended to the First Extended Maturity Date pursuant to Section 2.8 of the Loan Agreement.

2.                                      Payments and Computations.  Interest on the unpaid Principal shall be computed on the basis of the actual number of days elapsed over a 360-day year.  All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement hereof, including attorneys’ fees and court costs.

3.                                      Loan Documents.  This Note is evidence of the Loan and is executed pursuant to the terms and conditions of the Loan Agreement.  This Note is secured by and entitled to the benefits of, among other things, the Mortgage and the other Loan Documents.  Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note.  No reference herein to and no provision of any other Loan Document shall alter or impair the obligation of Maker, which is absolute and unconditional (except for Section 10.1 of the Loan Agreement), to pay the Principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein.  All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

4.                                      Loan Repayment; Prepayment.  Maker shall have the right to prepay the Principal in whole but not in part, without prepayment penalty or similar charge, provided that such prepayment is accompanied by interest accrued and unpaid on the amount being prepaid through and including the prepayment date.  If any such prepayment is not made on a Payment Date, Maker shall also pay interest that would have accrued on such prepaid Principal through and including the end of the then current Interest Period.  The Principal balance of this Note is subject to mandatory prepayment, without premium or penalty, in certain instances of Insured Casualty or Condemnation, as more particularly set forth in Sections 2.3.2 and 7.4.2 of the Loan Agreement.  Except during the continuance of an Event of Default, all proceeds of any repayment, including prepayment of Principal, shall be applied in accordance with Section 2.3.1 of the Loan Agreement.  During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Payee shall elect in Payee’s discretion.

5.                                      Default Rate.  After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt (hereinafter defined) shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.  For purposes herein “Debt” shall mean:  the Principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents.

6.                                      Late Payment Charge.  If any Principal, interest or other sum due under any Loan Document (other than the payment in full of this Note at maturity) is not paid by Maker on the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law, in order to defray the expense incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment.

7.                                      Amendments.  This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators.  If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.                                      Waiver.  Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration.  No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and Maker shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.

9.                                      Exculpation.  It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 10.1 of the Loan Agreement.

10.                               Notices.  All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

11.                               No Novation.  The Original Note is restated and superseded in its entirety by this Note, but the indebtedness evidenced by the Original Note shall not be discharged or impaired by the execution and delivery of this Note, and the execution and delivery of this Note is not intended to constitute a novation of the Original Note nor impair or modify the priority of any security document executed in connection therewith.

12.                               No Conflicts.  In the event of any conflict between the provisions of this Note and any provision of the Loan Agreement, then the provisions of the Loan Agreement shall control.

13.                               Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Maker and Payee have executed this Note as of the day and year first above written.

MAKER:

KAUAI COCONUT BEACH, LLC,
a Delaware limited liability company

By:	/s/ Gary S. Bresky

Name:	Gary S. Bresky

Title:	Executive Vice President, Chief Financial Officer
and Treasurer

[Signatures continue on next page]

PAYEE:

WELLS FARGO BANK, N.A., AS TRUSTEE FOR THE MORGAN STANLEY CAPITAL I INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-XLF

By:	Midland Loan Services, Inc.,
a Delaware corporation,
Its Attorney-In-Fact

	By:	/s/ Bradley J. Hauger
Bradley J. Hauger
Senior Vice President
Servicing Officer